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                                                                   Exhibit 10.4




                      MARK A. SPEIZER EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into and made effective as of July 11, 1996 ("Effective Date") by and among Mark A. Speizer ("Speizer"), on the one hand, and NATIONAL INSURANCE GROUP, a California corporation, for itself and its current and future subsidiaries (collectively the "Company"), on the other hand.

                                   BACKGROUND

         The Company wishes to employ Speizer to serve as the Chairmen of the Board and the Chief Executive Officer of the Company, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. POSITION. TERM OF RESPONSIBILITIES; TITLE AND REPORTING RELATIONSHIP(S). The Company shall employ Speizer for a period of three consecutive years to serve as the Chairman of the Board and Chief Executive Officer of the Company and each of its subsidiaries commencing July 11, 1996. As the Chief Executive Officer, Speizer will report to the Board of Directors of the Company.

         1.1. Description of Duties. As the Chief Executive Officer, Speizer shall have the executive duties and responsibilities, consistent with those normally performed by such an officer, and that are reasonably assigned to him from time to time by the Board of Directors of the Company.

         1.2. Attention to Duties; Time Applied to the Business of the Company. Speizer will perform his duties and services in a faithful and diligent manner. Speizer shall not invest in any company or business which competes in any manner with the Company, except (i) those companies whose securities are listed on national securities exchanges or quoted daily in the NASDAQ National Market listing of the Wall Street Journal or (ii) those companies in which the Company provides Speizer with permission to invest. Speizer may serve as a member of the Board of Directors of affiliated and/or unaffiliated companies and organizations and/or act as an officer, employee, manager and/or consultant of affiliated or unaffiliated companies so long as
(i) such a company or organization is not engaged in the same or similar business as that of the Company and/or is not competitive and/or does not otherwise conflict with the business of the Company, and (ii) the activities of Speizer as described above shall not interfere with the execution of Speizer's duties.

2. BASE SALARY. The Company shall pay, and Speizer shall accept, a bi-weekly base salary of Eleven Thousand Five Hundred Thirty-Eight Dollars and Forty-Six Cents ($11,538.46). Such




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base salary may be increased from time to time based upon recommendations and approved by the Company's Board of Directors.

3. STOCK OPTIONS. Speizer shall be granted options to purchase 75,000 shares of the Company's common stock at the closing price of the Company's stock on the Effective Date of this Agreement pursuant to the Company's current 1986 Stock Option Plan for Employees, as amended ("Stock Option Plan"). One-third of the stock options shall vest one year after the effective date of this Agreement, with the balance vesting monthly over the next 24 months of the Agreement. In the event that Speizer is terminated for reasons other than Cause, all of the aforementioned options shall vest immediately. The above described options may be exercised at any time for a period of up to 10 years from the date of the grant of the option. Nothing herein or in this Agreement shall be deemed to conflict with Paragraph 6.2 of this Agreement.

4.       OTHER BENEFITS.

         4.1. Professional Associations. The Company shall pay the cost of or reimburse Speizer for Speizer's membership and participation in professional associations relevant to the Company's business.

         4.2. Automobile Allowance. The Company shall pay Speizer $1,000 per month as a reimbursement for automotive expenses, which is intended to include any mileage allowance.

         4.3.    Insurance Benefits.

                 4.3.1. So long as Speizer is employed, he shall be entitled to the same Company-provided and paid group health and dental insurance ("Health Insurance") coverage, including defendants' coverage, under any such policies and group policies purchased by the Company for its employees, and a senior officer group disability insurance program which may be purchased from time to time by the Company for certain of its employees. Such disability coverage shall provide benefits within 30 days of disability in the amount of no less than the base salary set forth in paragraph 2, above. The Company shall pay for the cost of the Health Insurance and disability insurance as well as that of the life insurance policy referred to in paragraph 4.3.2. below, by increasing his salary to cover the costs of these policies and the amount of additional state and federal tax that would result from such incremental salary increase. The Company shall also pay for the cost of providing Health Insurance coverage to Speizer's dependents.

                 4.3.2. During the term of this Agreement, the Company shall reimburse Speizer for the actual premium cost of a $1 million term life insurance policy, for which Speizer shall from time to time designate the name of the owner and beneficiary of the benefits of that policy.

         4.4. Expense Reimbursements. The Company shall reimburse Speizer for reasonable and necessary travel and out-of-pocket expenses incurred by Speizer on behalf of the Company in





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performing his duties hereunder.  Speizer shall comply with the Company
Policies in force from time to time relating to such travel and out-of-pocket expenses.

         4.5. Vacation. Vacation will accrue in accordance with Company's Policies and Procedures at the rate of .077 of a vacation day for each day worked at the Company by Speizer and such vacation is subject to the accrual cap set forth in the Company's Personnel Policies and Procedures.

         4.6. Credit Card for Business Expenses. The Company shall provide Speizer with a Company-billed credit card, such as a corporate American Express card or comparable national credit card of the Company's choice which may be changed by the Company from time to time, so that Speizer can charge the substantial majority of his authorized business travel and entertainment expenses directly to the Company in accordance with this Agreement and the Company's Policies relating thereto in force from time to time.

         4.7. Spousal Travel. Speizer shall be reimbursed for business-related travel expenses for his spouse. It is agreed that such trips shall be for business in which the social setting is such that fellow officers, customers and/or business peers would normally be accompanied by their spouses.

         4.8.    Sick Time.

                 4.8.1. If Speizer does not work because of disease, accident or disability, at the Company's option, Speizer may be required to bring a written notice from his doctor, addressed to the Company, on the day he returns to work (i) stating that he was unable to work on the days that he missed work, and (ii) stating that Speizer is now able to resume the duties he performed and work the number of hours he was employed to work prior to such absence.
Speizer consents to the disclosure by his doctor to the Company of such medical information as the Company may be legally entitled to obtain regarding his ability to perform his job.

                 4.8.2. So long as Speizer is employed by Company, sick time pay ("Sick Time") shall be provided by the Company, but is only payable to Speizer for the times when Speizer is too ill, sick, diseased, injured or disabled to do the work which he is employed by the Company to do.

                 4.8.3. The Company will provide Speizer six (6) Sick Time days during Speizer's working year, the first of which begins on the Effective Date of this Agreement ("Working Year"). The Sick Time accrues at one-half day per each two consecutive pay periods up to a maximum of six (6) days per Working Year. At the end of any Working Year, all accrued unused Sick Time is transferred to the next concurrent Working Year. The transfer of Sick Time days from one Working Year to the next shall not increase the maximum number of six (6) Sick Time days which can be accrued at any time. No more than six (6) Sick Time days may be used in any Working Year.





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5.       BONUSES.  The parties agree that Speizer will be entitled to bonuses pursuant to a Bonus Plan mutually acceptable to the parties and approved by the Board. Both sides agree to move expeditiously to place in force such a Bonus Plan within 90 days of the effective date of this Agreement.

6.       TERM AND TERMINATION OF EMPLOYMENT.

         6.1. Term of Employment. Speizer shall be employed pursuant to this Agreement on its Effective Date and shall remain employed for a period of three consecutive years ("Term").

         6.2. Termination of Employment by the Company. It is expressly understood that the Board of Directors of the Company (or its designee) may terminate Speizer's employment with the Company only upon written notice for Cause. For purposes of this Agreement, "Cause" shall mean conviction of a felony or a finding of liability based on intentional tortuous conduct consisting of a breach of fiduciary duty relating to his performance as an officer and/or director of the Company. Speizer may terminate his employment with the Company for any reason upon written notice to the Company.

7. OFFICE SPACE. The Company shall assume all reasonable costs of providing Speizer with an officer to work from within 20 miles of his home in Hillsborough, California. The Company will not require Speizer to move to another location.

8.       WAIVER OF LIMITATION ON REEMPLOYMENT.  The parties agree that Section
7.3 of the Severance Agreement and Release of Claims entered into between Speizer and the Company on October 19, 1995, limiting Speizer's right to accept future employment with the Company shall be null and void, and the Company waives any rights it may have or may have had under that provision to require Speizer to forfeit sums paid under the Severance and Release Agreement provided that Speizer remains employed by the Company during the Term of this Agreement. Notwithstanding the foregoing, in the event of Speizer's death or disability, Speizer or his estate shall not be obligated to forfeit said sums.

9. PROPRIETARY INFORMATION. Speizer's execution of this Agreement shall also compromise his assent to bound by the Proprietary Information Agreement in the form which is attached hereto as Exhibit A. Speizer agrees to execute Exhibit A contemporaneously with this Agreement.

10. SEPARATE AND SEVERABLE. Each term, clause and provision of this Agreement is separate and independent, and should any term, clause or provision of this Agreement be found to be invalid, the validity of the remaining terms, clauses and provisions shall not be affected.

11. WAIVER OR MODIFICATION INEFFECTIVE UNLESS IN WRITING. No waiver or modification of this Agreement shall be valid unless in writing and executed by duly authorized officers of the Company and Speizer.





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12.      GOVERNING LAW.  This Agreement and performance under it, and any suits or special proceedings brought under it, shall be construed in accordance with the laws of the United States of American and the State of California and any arbitration, mediation or other proceeding arising hereunder shall be filed and adjudicated in San Mateo County, California.

13. ATTORNEYS' FEES. The prevailing party in any dispute with respect to this Agreement and/or Speizer's employment and/or termination shall be entitled to all reasonable costs and attorneys' fees.

14. RELIANCE; INTERPRETATION. The parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the other parties or by any of the other parties' agents, attorneys or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. This Agreement shall be construed as if each party hereto was its author and each party hereby adopts the language of this Agreement as if it were his, her or its own. The captions to this Agreement and its sections, subsections, tables and exhibits are inserted only for convenience and shall not be construed as part of this Agreement or as a limitation on or broadening of the scope of this Agreement or any section, subsection, table or exhibit.

15. PERSONNEL POLICY MANUAL AND RELATIONSHIP TO THIS AGREEMENT. The provisions of this Agreement shall prevail over any inconsistent provision of the Company's Employee Manual. The following provisions of the Employee Manual shall not apply to Speizer regardless of the existence of any inconsistent provision in this Agreement: Performance Evaluation, 105; Corrective Action, 106; Termination of Employment, 107; Internal Transfer and Placement, 109; Employee Benefits, 200; Sick Time, 205; Compensation, 300; Hours of Work and Time Reporting, 301; Overtime Pay ,302; Tardiness and Absenteeism Standard, 304; Automobile Mileage Allowance, 504. With respect to any provision of the current or future Employee Manual which applies to Speizer's employment, any reference in such a provision to permission, assent or approval being granted by the Chief Executive Officer and/or President shall mean permission, assent or approval of the Board of Directors.

16.      MISCELLANEOUS.

         16.1. Assignment. This Agreement shall be assigned to any purchaser of substantially all of the Company's assets or stock, but shall not be assigned upon the purchase of all or substantially all of the assets or stock of any subsidiary. The sale of the Company's assets or its stock, or one or more of the Company's subsidiaries' assets or their stock or the sale of less than substantially all of their assets shall not comprise a termination of employment under this Agreement. This Agreement shall not otherwise be assigned without the prior written consent of both parties, except all rights under this Agreement may pass to Speizer's heirs or distributees by will or trust agreement or the laws of intestate succession.





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         16.2.   Entire Agreement.  This Agreement, including all exhibits
attached hereto, and the Consulting Agreement between the parties, constitute the entire Agreement between the parties relating to the subject matter hereof. All prior and/or contemporaneous agreements, proposals, understandings and/or communications between or involving the parties relating to the subject matter hereof, whether oral or written, are void and are replaced in their entirety by this Agreement. The parties agree that (i) there shall be no oral agreements between the parties, whether or not allegedly entered into prior, during or subsequent to the term of this Agreement, and (ii) in order for any agreement to be effective between the parties, whether contemporaneous with or subsequent to the Effective Date of this Agreement, it shall be set forth in writing and executed by a duly authorized officer of the Company and Speizer. Any subsequent change in Speizer's salary or compensation will not affect the validity or scope of this Agreement.

         16.3. Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of or an acquiescence in or to such provision.

         16.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         16.5. No Inconsistent Obligations. Speizer represents that he is not aware of any obligations, legal or otherwise, inconsistent with the terms of this Agreement or his undertakings under this Agreement.

         16.6. Death of Employee. On the occasion of the death of Speizer, while this Agreement is in effect, his estate shall be Employee's named beneficiary to receive any benefits or compensation paid under this Agreement, including any salary and/or bonuses contemplated under this Agreement but not already paid to Speizer. Speizer may change such named beneficiary at any time, but such change of named beneficiary shall be in writing and executed by all parties to this Agreement.

         16.7. Notices. All communications required or permitted to be made under this Release shall be in writing and either shall be delivered personally or sent by receipted private mail courier or United States Postal Service certified or registered mail, postage prepaid and return receipt requested, to the address or addresses set forth below, or to such other address or addresses as a party may notify another party pursuant to this Section. Any such communication shall be deemed to be properly given (i) if delivered personally or by courier, upon written acknowledgment of receipt after delivery to the address specified; (ii) if posted, the earlier of the actual date of delivery, as set forth in the return receipt, or three (3) days from the date posted pursuant to the foregoing. The address for each party is as follows:





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         To the Company:

                 National Insurance Group
                 395 Oyster Point Boulevard
                 Suite 500
                 South San Francisco, CA  94080-1933
                 Attention:  General Counsel

         To Speizer:

                 Mr. Mark A. Speizer
                 541 Roehampton
                 Hillsborough, California  94010


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and agree to enter into and be bound by the provisions thereof, as of the Effective Date.


WITNESS:



By:                                    By:
    ------------------------              --------------------------
                                          Mark A. Speizer



                                       NATIONAL INSURANCE GROUP
                                       A California corporation, for itself and its current and future subsidiaries

WITNESS:


By:                                    By:
   ---------------------------           -----------------------------

By:                                    By:
   ---------------------------           -----------------------------





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